Investor Contacts: 610-337-1000	For Immediate Release:
Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	August 4, 2011
Media Contact: 610-796-3463 Joseph Swope

UGI Reports Outage at its Hunlock Generating Plant

VALLEY FORGE, Pa., August 4 — UGI Corporation (NYSE: UGI) announced that on July 28 a failure in a heat recovery steam generator at one of two gas-fueled generating units at its 125-megawatt Hunlock electric generation station caused an unscheduled outage at the plant. The company is currently assessing the damage to Hunlock Unit #6. The remaining unit (Unit #5) was not damaged in the incident, but is being held out of service as a precautionary measure. Unit #5 is capable of generating approximately 60 megawatts of electricity and can operate effectively while Unit #6 is out of service.

Lon R. Greenberg, chairman and CEO of UGI said “Our near-term focus is to complete our assessment of the damage to Unit #6 and to place the undamaged Unit #5 back in service within a few weeks time. The Hunlock plant was not expected to be a significant contributor to earnings in fiscal 2011, thus we anticipate this outage having only a slight adverse affect on our prior guidance of approximately $2.20 per share for the full fiscal year ending September 30, 2011.”

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-10 ### 8/4/11